EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

BARRETT BUSINESS SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	350,000 shares (2)	$88.40	$30,940,000	0.00011020	$3,409.59
Total Offering Amounts					$30,940,000		$3,409.59
Total Fee Offsets							$ -
Net Fee Due							$3,409.59

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(2) Represents additional shares of the Registrant’s common stock authorized for issuance under the Registrant’s Amended and Restated 2020 Stock Incentive Plan (the "Restated 2020 Stock Plan") pursuant to an amendment thereto increasing the number of authorized shares by such amount, effective as of June 5, 2023.

(3) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on June 21, 2023.